Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 20 to Registration Statement No. 811-21667 of the Investment Company Act of 1940 on Form N-1A of our report each dated October 21, 2008 relating to the financial statements and financial highlights of Fidelity Central Investment Portfolios LLC, including Fidelity High Income Central Fund 2 and Fidelity Specialized High Income Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios LLC for the year ended August 31, 2008, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

October 27, 2008